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                                                               Exhibit (a)(1)(M)


                           NOTICE TO PARTICIPANTS OF
              COX COMMUNICATIONS, INC. EMPLOYEE STOCK PURCHASE PLAN

                                                         November 3, 2004

Dear Employee Stock Purchase Plan Participant:

                                THE TENDER OFFER

      As you may know, Cox Enterprises, Inc., through its wholly-owned subsidiary Cox Holdings, Inc., ("CEI") and Cox Communications, Inc. ("CCI") have announced a tender offer to acquire all outstanding shares of Class A common stock of CCI not owned by Cox for cash at a price of $34.75 per share, upon the terms and subject to the conditions explained in the enclosed Offer to Purchase dated November 3, 2004 (such terms and conditions are the "Offer"). A copy of the Solicitation/ Recommendation Statement on Schedule 14D-9 for CCI is also enclosed which sets forth, among other things, the recommendation by the CCI Board of Directors that CCI stockholders accept the Offer and tender their shares. You are advised to read the Offer to Purchase and the related Solicitation/Recommendation Statement included in these materials because they contain important information.

                        YOUR PROMPT RESPONSE IS REQUESTED

      The Offer is being made for all outstanding CCI shares not owned by Cox, including those CCI shares issued under the Cox Communications, Inc. Employee Stock Purchase Plan (the "Plan"). As a participant in the Plan, you are encouraged to provide directions to Wachovia Bank, N.A. ("Wachovia"), the administrator of the Plan, either to tender, or not to tender, the CCI shares acquired under the Plan and held in your Wachovia account. By instructing Wachovia to "tender" your shares, you are instructing Wachovia to surrender your CCI shares for cash in connection with the Offer. If you would like to tender your CCI shares, you must provide your directions to Wachovia by promptly completing and returning the enclosed Tender Offer Instruction Form. If you do not send timely tender instructions, Wachovia will treat this as an instruction NOT to tender.

       In order to direct Wachovia, YOU SHOULD COMPLETE, SIGN AND DATE THE ENCLOSED INSTRUCTION FORM AND RETURN TO WACHOVIA, EITHER IN THE ENCLOSED ENVELOPE OR BY FAX, SO THAT IT IS RECEIVED BY 5:00 P.M. EASTERN TIME, ON MONDAY, NOVEMBER 29, 2004, THE PLAN DEADLINE. In the event that the expiration date for the Offer (currently midnight Eastern time on December 2, 2004) is extended, the Plan Deadline will automatically be extended to 5:00 p.m. three business days prior to the new expiration date. IF YOUR TENDER INSTRUCTIONS ARE NOT RECEIVED BY WACHOVIA BEFORE PLAN DEADLINE, WACHOVIA WILL NOT TENDER YOUR CCI SHARES.

      Wachovia is the holder of record of the CCI shares held in your Wachovia account. A tender of your shares can only be made by Wachovia as the holder of record (or by its nominee as holder of record) pursuant to your instructions as communicated on the Instruction Form.

      Enclosed for your review are the following materials about the Offer:

            1. the Offer to Purchase dated November 3, 2004, which contains important details about the Offer;

            2.    the Solicitation/Recommendation Statement on Schedule 14D-9;

            3.    a Tender Offer Instruction Form; and

            4.    a reply envelope.

      The enclosed information relates only to shares of CCI acquired under the Plan and held in your Wachovia account. If you own other CCI shares, you should receive separate mailings relating to those shares.
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      To instruct Wachovia, please promptly complete, sign and date the enclosed
Instruction Form and mail it to Wachovia in the enclosed reply envelope or fax it to Wachovia's attention at (704) 590-7628. Whether you choose to deliver your instructions by fax or by mail, YOUR INSTRUCTIONS OR CHANGES THERETO, MUST BE RECEIVED AT WACHOVIA BY THE PLAN DEADLINE, WHICH IS 5:00 P.M. EASTERN TIME ON MONDAY, NOVEMBER 29, 2004, THREE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

                            FOR ADDITIONAL QUESTIONS

      If you have any questions about the Offer, contact D.F. King & Co., Inc., the information agent for the Offer, toll-free at (800) 549-6697. Additionally, all tender offer materials are available online at www.sec.gov. If you have questions on how to provide tender instructions to Wachovia, please contact Wachovia at (800) 829-8432. For questions regarding your Wachovia account, including the number of shares held, please contact Wachovia at (888) 396-0853.
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                          TENDER OFFER INSTRUCTION FORM

              COX COMMUNICATIONS, INC. EMPLOYEE STOCK PURCHASE PLAN

               BEFORE COMPLETING THIS FORM, PLEASE CAREFULLY READ
                          THE ACCOMPANYING INFORMATION

      In response to the offer by Cox Enterprises, Inc., through its wholly-owned subsidiary Cox Holdings, Inc., ("CEI") and Cox Communications, Inc. ("CCI") to acquire all outstanding shares of Class A common stock of CCI not owned by Cox, subject to the terms and conditions of the enclosed Offer to Purchase dated November 3, 2004 (such terms and conditions are the "Offer"), I hereby instruct Wachovia Bank, N.A. to tender or not to tender the CCI shares acquired under the Plan and held by Wachovia as follows:


                   (PLEASE CHECK ONE BOX BELOW AND COMPLETE):


______ YES. I DIRECT WACHOVIA TO TENDER ALL OF THE SHARES ACQUIRED UNDER THE PLAN AND HELD BY WACHOVIA IN
RESPONSE TO THE OFFER.


______ NO. I DIRECT WACHOVIA NOT TO TENDER ANY OF THE SHARES ACQUIRED UNDER THE PLAN AND HELD BY WACHOVIA IN RESPONSE TO THE OFFER.

INSTRUCTION FORMS NOT TIMELY RECEIVED BY WACHOVIA AND INSTRUCTION FORMS WITHOUT
   A BOX CHECKED ABOVE, OR WITH MORE THAN ONE ELECTION WILL BE TREATED AS AN
                       INSTRUCTION NOT TO TENDER SHARES.

 YOU MAY MAIL YOUR COMPLETED, SIGNED, AND DATED INSTRUCTION FORM TO WACHOVIA IN
        THE ENCLOSED REPLY ENVELOPE, OR FAX TO WACHOVIA'S ATTENTION AT
                                 (704) 590-7628

THIS FORM MUST BE RECEIVED AT WACHOVIA BY 5:00 P.M. EASTERN TIME ON NOVEMBER 29,
    2004 (UNLESS THE OFFER IS EXTENDED) OR YOUR SHARES WILL NOT BE TENDERED.

                                             ___________________________________
                                             Signature

                                             ___________________________________
                                             Please Print Name

                                             ___________________________________
                                             Date

                                             ___________________________________
                                             Daytime Phone Number